                                                                EXHIBIT 11

                    SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
         Computation of Dilution (Anti-dilution) of Earnings Per Share
                    Resulting from Common Stock Equivalents
                     Years ended December 31, 1995, 1994,
                        1993, 1992 and 1991 (Thousands
                        of dollars, except share data)



                                                1995             1994          1993           1992           1991
                                                ----             ----          ----           ----           ----

Net earnings (loss)(a)                      $    14,875      $     3,200   $   (30,995)   $   (20,409)   $     6,602
                                            ===========      ===========   ===========    ===========    ===========
Weighted average number of common shares
 outstanding during year                      5,720,666        5,131,900     5,105,706      5,097,994      5,073,798

Weighted average number of maximum shares
 subject to exercise under outstanding
 stock options at December 31                   675,349          399,955       271,679        190,533        265,823
                                            ------------     -----------   -----------    -----------    -----------
                                              6,396,015        5,531,855     5,377,385      5,288,527      5,339,621
Less treasury shares assumed purchased
 with proceeds from assumed exercise of
 outstanding options(b)                         437,575          360,811       239,832        169,065        208,413
                                            ------------     -----------   -----------    -----------    -----------
Weighted average number of common shares
 and equivalent common shares outstanding
 after assumed exercise of options            5,958,440        5,171,044     5,137,553      5,119,462      5,131,208
                                            ===========      ===========   ===========    ===========    ===========
Earnings (loss) per share based on above
 assumptions                                $      2.50      $       .62   $     (6.03)   $     (3.99)   $      1.29
                                            ===========      ===========   ===========    ===========    ===========
Earnings (loss) per share as reported       $      2.50(c)   $       .62   $     (6.07)   $     (4.00)   $      1.30
                                            ===========      ===========   ===========    ===========    ===========



(a) Earnings have been charged with maximum compensation expense relating to outstanding nonqualified stock options.
(b) All options are exercisable under a nonqualified plan. The proceeds from assumed exercise of options, aggregate $16,967 in 1995, $8,896 in 1994, $6,199 in 1993, $4,467 in 1992 and $6,870 in 1991; the proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumptions.
(c) Earnings per share assuming full dilution are presented in the 1995 statement of consolidated operations as the above calculation results in dilution in excess of 3 percent.